                                                                   Exhibit 11.0

                           MYLEX CORPORATION AND SUBSIDIARY
                           Earnings Per Share Computations
                     Years Ended December 31, 1996, 1995 and 1994

The basis of computing net earnings per share is described in Note 1 to the consolidated financial statements, beginning on Page 24 of the Company's Annual Report to Shareholders for the year ended December 31, 1996.

The computation of primary and fully diluted earnings per share is as follows (in thousands, except per share amounts):

                                                       1996      1995      1994
                                                       ----      ----      ----
Primary earnings per share:
  Net income                                         $17,250    $13,307   $ 8,813

  Weighted average number of common shares
    outstanding during the period                     20,288     18,082    16,279

  Number of common share equivalents resulting
    from stock options and warrants, computed
    using the treasury stock method and the
    average stock price                                1,288      1,571       981
                                                     -------    -------   -------
  Number of common and common shares
    equivalents used in computation                   21,576     19,653    17,260
                                                     -------    -------   -------
                                                     -------    -------   -------

       Primary earnings per share                    $  0.80    $  0.68   $  0.51
                                                     -------    -------   -------
                                                     -------    -------   -------

Fully diluted earnings per share:
  Net income                                         $17,250    $13,307   $ 8,813
  Interest on convertible subordinated debentures
    (net of tax)                                         -          -         194
                                                     -------    -------   -------
       Adjusted earnings                             $17,250    $13,307   $ 9,007

  Weighted average number of common shares
    outstanding during the period                     20,288     18,082    16,279

  Number of common share equivalents resulting
    from stock options and warrants, computed
    using the treasury stock method and the
    average stock price                                1,288      1,843     1,524

  Number of common share equivalents resulting
    from convertible debentures, computed using
    the "if converted" method.                           -          -         587
                                                     -------    -------   -------
  Weighted average of common and dilutive common
    shares outstanding                                21,576     19,925    18,390
                                                     -------    -------   -------
                                                     -------    -------   -------

       Fully diluted earnings per share              $  0.80    $  0.67   $  0.49
                                                     -------    -------   -------
                                                     -------    -------   -------





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